Exhibit 10.17

TERMINATION AGREEMENT

     THIS TERMINATION AGREEMENT (this "Termination Agreement"), dated as of January 14, 2005, is made between AXM Pharma, Inc. (the "Company"), and RCG Capital Markets Group, Inc. (“RCG”) (each a "Party" and, collectively the "Parties").

Background

1.

The Parties are parties to an Engagement Agreement, dated as of September 8, 2004 (the

"Agreement").  Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

2.

The Parties believe it is in their respective best interests to terminate the Agreement in its entirety.

Terms

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, intending to be legally bound hereby, the Parties agree as follows:

1.

Termination of the Agreement.  Effective upon the thirtieth (30th) day following receipt of this

Termination Agreement (“Termination Date”), the Agreement shall be terminated in its entirety and shall be of no further force or effect.  In no event however, shall the Termination Date be later than February 17, 2005.

2.

Payments.  Pursuant to Paragraph 9(a) of the Agreement the Company will pay the following to

RCG as compensation for the services provided:

a.

$31,663.13 as per the invoice RCG sent the Company on January

14, 2005 (“Cash Compensation”);

b.

35,000 options representing all unexercised vested warrants or stock options granted to RCG under the Compensation Attachment to the Agreement; and,

c.

22,500 options representing Fifty Percent (50%) of the non-vested warrants or stock options granted to RCG under the Compensation Attachment to the Agreement.

d.

Upon the Company’s receipt of this Termination Agreement signed by RCG, the

Company shall forward to RCG: a check in the amount of the Cash Compensation and an option agreement for 57,500 options.

e.

The Parties agree that the Compensation previously stated represents the full and complete Compensation owed to RCG under the Agreement.

3.

Miscellaneous.

a.

Counterparts.  This Termination Agreement may be executed in two or more counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

b.

Governing Law.  The validity, performance, construction and effect of this Termination Agreement shall be governed by and construed in accordance with the internal law of the State of Arizona.

c.

Further Assurances.  Each Party shall cooperate with, and take such action as may be reasonably requested by, another Party in order to carry out the provisions and purposes of this Termination Agreement, generally, and the transactions contemplated hereunder.

d.

Headings.  The headings in this Termination Agreement are

for convenience of reference only and shall not constitute a part of the Agreement, nor shall they affect its meaning, construction or effect.

          3.   Entire Agreement.  This Termination Agreement, and all of the provisions hereof, shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and executors, administrators and heirs. This Termination Agreement sets forth the entire agreement and understanding among the Parties as to the subject matter hereof and merges with and supercedes all prior discussions and understandings of any and every nature among them.

     IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date set forth below.

January 14, 2005

RCG Capital Markets Group, Inc.

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Name:

                Title:

 AXM Pharma, Inc.

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Name:

                Title: